Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	First Quarter
	2020	2019
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$1,672	$1,686
Intermodal	655	719
Coal	298	435
Total railway operating revenues	2,625	2,840
Railway operating expenses
Compensation and benefits	622	727
Purchased services and rents	403	424
Fuel	189	250
Depreciation	292	283
Materials and other	166	190
Loss on asset disposal	385	—
Total railway operating expenses	2,057	1,874
Income from railway operations	568	966
Other income – net	22	44
Interest expense on debt	154	149
Income before income taxes	436	861
Income taxes
Current	44	127
Deferred	11	57
Total income taxes	55	184
Net income	$381	$677
Earnings per share – diluted	$1.47	$2.51
Weighted average shares outstanding – diluted	258.7	269.4

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2020	2019
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$608	$580
Accounts receivable – net	889	920
Materials and supplies	265	244
Other current assets	240	337
Total current assets	2,002	2,081
Investments	3,470	3,428
Properties less accumulated depreciation of $11,794
and $11,982, respectively	31,179	31,614
Other assets	787	800
Total assets	$37,438	$37,923
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,284	$1,428
Income and other taxes	200	229
Other current liabilities	352	327
Current maturities of long-term debt	400	316
Total current liabilities	2,236	2,300
Long-term debt	11,807	11,880
Other liabilities	1,683	1,744
Deferred income taxes	6,828	6,815
Total liabilities	22,554	22,739
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 256,179,130 and 257,904,956 shares,
respectively, net of treasury shares	258	259
Additional paid-in capital	2,205	2,209
Accumulated other comprehensive loss	(481)	(491)
Retained income	12,902	13,207
Total stockholders’ equity	14,884	15,184
Total liabilities and stockholders’ equity	$37,438	$37,923

See accompanying notes to consolidated financial statements

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Three Months
	2020	2019
	($ in millions)
Cash flows from operating activities
Net income	$381	$677
Reconciliation of net income to net cash provided by operating activities:
Depreciation	292	283
Deferred income taxes	11	57
Gains and losses on properties	(8)	(18)
Loss on asset disposal	385	—
Changes in assets and liabilities affecting operations:
Accounts receivable	32	(39)
Materials and supplies	(21)	(21)
Other current assets	(33)	12
Current liabilities other than debt	(40)	(27)
Other – net	(44)	(43)
Net cash provided by operating activities	955	881
Cash flows from investing activities
Property additions	(366)	(467)
Property sales and other transactions	158	152
Investment purchases	—	(2)
Investment sales and other transactions	(25)	(33)
Net cash used in investing activities	(233)	(350)
Cash flows from financing activities
Dividends	(242)	(230)
Common stock transactions	14	2
Purchase and retirement of common stock	(466)	(500)
Proceeds from borrowings	—	250
Net cash used in financing activities	(694)	(478)
Net increase in cash, cash equivalents, and restricted cash	28	53
Cash, cash equivalents, and restricted cash
At beginning of year	580	446
At end of period	$608	$499
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$121	$112
Income taxes (net of refunds)	16	9

See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1. Loss on Asset Disposal

In the first quarter of 2020, we committed to a plan to dispose of certain locomotives deemed excess and no longer needed for railroad operations. Specifically, during the first quarter of 2020, the Company recorded a charge related to the loss on the sale of approximately 300 locomotives disposed of in the first quarter, and a write-down of approximately 400 additional locomotives that we are actively marketing to sell. Accordingly, a $385 million loss was recorded to adjust their carrying amount to their estimated fair value. The loss on asset disposal reduced "Earnings per share – diluted" by $1.11.

2. Stock Repurchase Program

We repurchased and retired 2.6 million and 2.9 million shares of common stock under our stock repurchase program during the first three months of 2020 and 2019, respectively, at a cost of $466 million and $500 million, respectively.

3. Restricted Cash

The "Cash, cash equivalents, and restricted cash" line item on the Consolidated Statement of Cash Flows includes restricted cash of $88 million in 2019, reflecting deposits held by a third-party bond agent as collateral for certain debt obligations which matured on October 1, 2019.